Exhibit (4)(v)

Amendment 1 to
Sub-Advisory Agreement
Dated as of August 5, 2010

THIS AMENDMENT is made as of March 1, 2019 between UBS ASSET MANAGEMENT (AMERICAS) INC. (“UBS AM”), a Delaware corporation, and STANDARD LIFE INVESTMENTS (CORPORATE FUNDS) LIMITED (“Sub-Adviser”), a corporation organized under the laws of Scotland, United Kingdom.

WHEREAS, UBS AM (f/k/a UBS Global Asset Management (Americas) Inc.), on behalf of PACE Alternative Strategies Investments, a series of PACE Select Advisors Trust (the “Trust”), and Sub-Adviser have entered into a Sub-Advisory Agreement dated as of August 5, 2010 (the “Agreement”);

WHEREAS, UBS Global Asset Management (Americas) Inc. is now known as UBS Asset Management (Americas) Inc.; and

WHEREAS, the Trust’s Board of Trustees has approved a new fee rate to be paid under the Agreement;

NOW THEREFORE, the Agreement is modified and amended to reflect the following:

1.         Effective immediately all references to “UBS Global Asset Management (Americas) Inc.” and “UBS Global AM” are hereby changed to “UBS Asset Management (Americas) Inc.” and “UBS AM,” respectively.

2.         Effective as of March 1, 2019, Section 6(a) of the Agreement is deleted in its entirety and replaced with the following:

6. Compensation.

(a) For the services provided and the expenses assumed by the Sub-Adviser pursuant to this Agreement, UBS AM, not the Portfolio, will pay to the Sub-Adviser a fee, computed daily and payable monthly, at an annual rate of % of the average daily net assets of the Portfolio or Segment allocated to its management (computed in the manner specified in the Management Agreement), and will provide the Sub Adviser with a schedule showing the manner in which the fee was computed. If the Sub-Adviser is managing a Segment, its fees will be based on the value of the assets of the Portfolio within the Sub-Adviser’s Segment.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF; the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Attest:		UBS Asset Management (Americas) Inc.

/s/ Eric Sanders		/s/ Gina Toth
Name:	Eric Sanders	Name:	Gina Toth
Title:	Director	Title:	Executive Director

Attest:		Standard Life Investments (Corporate Funds) Limited

/s/ Aron Mitchell		/s/ Simon McIntyre
Name:	Aron Mitchell	Name:	Simon McIntyre
Title:	Director of Financial Control and Reporting ASI	Title:	Director